As filed with the Securities and Exchange Commission on September 4, 2003

                                                         Registration No. 333-

===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                          __________________________

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                          __________________________


                             KOOR INDUSTRIES LTD.
            (Exact Name of Registrant as Specified in Its Charter)


          Israel                                           Inapplicable
(State or Other Jurisdiction of                           (I.R.S. Employer
Incorporation or Organization)                            Identification No.)

                          __________________________

                                Telrad Building
                              14 Hamelacha Street
                                   Park Afek
                          Rosh Ha'ayin, Israel 48091
              (Address of Principal Executive Offices) (Zip Code)
                          __________________________

 Koor Industries Ltd. Option Plan for Officers and Employees for the Year 2003
                           (Full Title of the Plan)
                          __________________________

                                  Elisra Inc.
                                  25th Floor
                                10E 53rd Street
                           New York, New York 10022
                                 United States
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
                              ___________________
                                   Copy to:

                          David J. Goldschmidt, Esq.
                   Skadden, Arps, Slate, Meagher & Flom LLP
                                4 Times Square
                         New York, New York 10036-6522
                                (212) 735-3000
                          __________________________


                                               CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                       Proposed Maximum      Proposed Maximum
        Title of Class of            Amount to be       Offering Price           Aggregate           Amount of
  Securities to be Registered(1)     Registered(2)       Per Share(2)        Offering Price(2)    Registration Fee
--------------------------------------------------------------------------------------------------------------------
Ordinary Shares, par value NIS
0.001 per share ("Ordinary
Shares")........................      1,200,000             $21.55            $25,860,000.00         $2,092.07

====================================================================================================================
(1)  American Depositary Receipts evidencing American Depositary Shares
     ("ADSs") issuable on deposit of the Ordinary Shares registered hereby, each ADS representing 0.20 Ordinary Shares, have been registered pursuant to a separate Registration Statement on Form F-6 (Registration No.
     333-97758)

(2) In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also covers such indeterminate number of Ordinary Shares as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions pursuant to the terms of the Koor Industries Ltd.
     Option Plan for Officers and Employees for the Year 2003 (the "Plan").

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, based on the price at which options under the Plan may be exercised.

===============================================================================

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not required to be filed with this Registration Statement. Pursuant to Rule 428(b)(1) of the Securities Act, the Registrant, Koor Industries Ltd., a company organized under the laws of the State of Israel ("Koor"), will provide to the respective participants in the Koor Industries Ltd. Option Plan for Officers and Employees for the Year 2003 (the "Plan") the required information with respect to the Plan.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Upon written or oral request by a participant in the Plan, Koor will provide without charge any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference into the Section 10(a) prospectus) and any documents required to be delivered to participants pursuant to Rule 428(b) of the Securities Act. All such written or oral requests for documents or information should be directed to Koor Industries Ltd. at Telrad Building, 14 Hamelacha Street, Park Afek, Rosh Ha'ayin, Israel 48091, Attention: Adv. Shlomo Heller, Corporate Secretary, telephone: +972-3-900-8420.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The Securities and Exchange Commission (the "Commission") allows us to "incorporate by reference" information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the Commission. Any information referenced this way is considered part of this prospectus, and any information that we file after the date of this prospectus with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the following documents:

         o Our annual report on Form 20-F for the year ended December 31, 2002 filed with the Commission on July 15, 2003;

         o Our current reports on Form 6-K furnished to the Commission on July 28, 2003, August 11, 2003, August 28, 2003 and September 3, 2003; and

         o The descriptions of our ADSs and our Ordinary Shares contained in our registration statement on Form 8-A (Registration No. 1-09178), filed with the Commission on October 6, 1995, and any amendment or report filed for the purpose of updating such descriptions.

         In addition, any future filings made by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, and any future reports on Form 6-K furnished by us to the Commission during such period or portions thereof that are identified in such forms as being incorporated into this registration statement, shall be considered to be incorporated in this registration statement by reference and shall be considered a part of this registration statement from the date of filing of such documents.

Item 4.  Description of Securities.

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

         None.

Item 6.  Indemnification of Directors and Officers

         Under the new Israeli Companies Law, 5739-1999 (the "Companies Law") an Israeli company may not exempt an office holder from liability with respect to a breach of his duty of loyalty, but may exempt in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care.

         Under the Companies Law, a company may not indemnify an office holder, absolve him from liability towards the company, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of, any one of the following:

         o a breach by the office holder of his duty of loyalty unless the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company; or

         o a breach by the office holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences; or

         o any act or omission done with the intent to derive an illegal personal gain; or

         o     any fine or ransom levied against the office holder.

Office Holder Insurance

         Our articles of association provide that, subject to the provisions of the Companies Law, we may enter into a contract for the insurance of the liability of any of our office holders with respect to:

         o     a breach of a duty of care to us or to another person;

         o a breach of a duty of trust to us, provided that the office holder acted in good faith and had reasonable grounds to presume that his action would not harm our interests; or

         o a financial obligation imposed upon him in favor of another person.

Indemnification of Office Holders

         Our articles of association provide that, to the extent permitted by the Companies Law, we may indemnify and undertake to indemnify an office holder in full or in part, for an obligation or expense imposed on him as a result of an action performed in his capacity as an office holder, as set out below:

         o a financial obligation imposed on him in favor of another person pursuant to a judgment, including a judgment given in a settlement or arbitration decision approved by the court; and

         o reasonable litigation expenses, including lawyer's fees requited by the office holder or imposed on him by a court, in a proceeding submitted against him by or on our behalf or by another person, or in a criminal indictment in which he was acquitted, or a criminal indictment in which he was convicted of an offense not requiring proof of criminal intent.

         Our articles of association also include:

         o a provision authorizing us to give an advance undertaking to indemnify an office holder, provided that the undertaking is limited to types of events which, in the opinion of the board of directors, are foreseeable in advance at the time the undertaking to indemnify is given, and in an amount which the board of directors has determined is a reasonable amount under the circumstances, on condition that the amount paid for one set of events shall not exceed 25% of our equity according to the latest financial statements - annual or quarterly - as published near the date of payment of the indemnification;

         o a provision authorizing us to retroactively indemnify an office holder; and

         o a provision authorizing us to enter into an insurance contract, to exempt in advance, indemnify or undertake in advance to indemnify persons who are not office holders, including our employees, contractors or consultants who are not office holders.

         The Companies Law defines an office holder to include a director, managing director, chief business manager, executive vice president, vice president, other manager directly subordinate to the managing director and any other person assuming the responsibilities of the foregoing positions without regard to such person's title.

Required Approvals

         In addition, under the Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, in specified circumstances, by our shareholders.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         4.1   Specimen certificate for the Ordinary Shares.*

         5.1 Opinion of Herzog, Fox & Neeman regarding the legality of the Ordinary Shares.**

         23.1  Consent of Somekh Chaikin, a member of KPMG International.**

         23.2  Consent of Herzog, Fox & Neeman (contained in Exhibit 5.1).**

         24.1 Powers of Attorney (included in the signature page of this Registration Statement).**

         99.1 Koor Industries Ltd. Option Plan for Officers and Employees for the Year 2003.**

         _______________

         * Incorporated by reference to Koor's Registration Statement on Form F-1 (Registration No. 333-97732) filed with the Commission on October 3, 1995.

         **    Filed herewith.


Item 9.  Undertakings.

         (a) The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or
                  events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rosh Ha'ayin, Israel, on the 31st day of August, 2003.


                                      KOOR INDUSTRIES LTD.


                                      By: /s/ Jonathan B. Kolber
                                          ------------------------------
                                         Name:   Jonathan B. Kolber
                                         Title:  Chief Executive Officer


                                      By: /s/ Yuval Yanai
                                          ------------------------------
                                         Name:   Yuval Yanai
                                         Title:  Chief Financial Officer


                                      By: /s/ Eyal Broder
                                          ------------------------------
                                         Name:   Eyal Broder
                                         Title:  Principal Accounting Officer


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Jonathan B. Kolber and Yuval Yanai as such individual's true and lawful attorneys-in-fact and agent, with full power of substitution, resubstitution and revocation, for such individual and in the individual's name, place and stead, in any and all capacities, to sign on such individual's behalf, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                       Title                               Date
---------                                       -----                               ----



   -----------------------
   Charles R. Bronfman           Chairman of the Board of Directors                August   , 2003


  ------------------------
     Rolando Eisen               Member of the Board of Directors                  August   , 2003


    /s/ Paulette Eitan
  ------------------------
      Paulette Eitan             Member of the Board of Directors                  August 31, 2003


    /s/ Ron Feinstein
  -------------------------
      Ron Feinstein              Member of the Board of Directors                  August 31, 2003


  --------------------------
     Andrew Hauptman             Member of the Board of Directors                  August   , 2003


    /s/ Eli Hurwitz
  --------------------------
       Eli Hurwitz               Member of the Board of Directors                  August 31, 2003


    /s/ Chemi Peres
  --------------------------
       Chemi Peres               Member of the Board of Directors                  August 31, 2003


   /s/ David Rubner
  ---------------------------
       David Rubner              Member of the Board of Directors                  August 31, 2003


  /s/ Gabriela Shalev
 ----------------------------
  Prof. Gabriela Shalev          Member of the Board of Directors                  August 31, 2003


Authorized Representative in the United States:

ELISRA INC.

By: /s/ Arieh Ben Yosef       August 31, 2003
    -----------------------
   Name:  Arieh Ben Yosef
   Title: President

                                 EXHIBIT INDEX

     Exhibit No.      Description
     -----------      -----------

         4.1      Specimen certificate for the Ordinary Shares.*

         5.1 Opinion of Herzog, Fox & Neeman regarding the legality of the Ordinary Shares.**

         23.1     Consent of Somekh Chaikin, a member of KPMG International.**

         23.2     Consent of Herzog, Fox & Neeman (contained in Exhibit
                  5.1).**

         24.1 Powers of Attorney (included in the signature page of this Registration Statement).**

         99.1 Koor Industries Ltd. Option Plan for Officers and Employees for the Year 2003.**

         ------------------

         * Incorporated by reference to Koor's Registration Statement on Form F-1 (Registration No. 333-97732) filed with the Commission on October 3, 1995.

         **       Filed herewith.